Exhibit 99.1

FOR IMMEDIATE RELEASE

SUPERVALU COMPLETES REFINANCING OF SENIOR SECURED TERM LOAN

MINNEAPOLIS—(BUSINESS WIRE)—Jan. 31, 2014— SUPERVALU INC. (NYSE: SVU) today announced it has successfully completed the refinancing of its existing $1.5 billion senior secured term loan agreement. The amendment reduces the interest rate margin from 4.0 percent to 3.5 percent while the LIBOR floor remains at 1.00 percent for LIBOR based loans. The amendment also eliminates the springing maturity provision that would have accelerated the term loan maturity to 90 days prior to May 1, 2016 if more than $250 million of the Company’s 8% senior notes remained outstanding as of that date. The maturity date of the term loan remains March 2019.  In addition, the amendment increases the Company’s flexibility to make future investments permitted under the term loan and includes certain other non-material changes.

Goldman Sachs Bank USA, Credit Suisse and Morgan Stanley acted as joint lead book-runners and joint lead arrangers while Bank of America Merrill Lynch and Barclays acted as co-managers on the amendment.

About Supervalu:

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $17 billion. SUPERVALU serves customers across the United States through a network of 3,358 stores composed of 1,834 independent stores serviced primarily by the Company’s food distribution business, 1,334 Save-A-Lot stores, of which 954 are operated by licensee owners; and 190 traditional retail grocery stores. Headquartered in Minnesota, SUPERVALU has approximately 35,000 employees. For more information about SUPERVALU visit www.supervalu.com.

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Investor Contact
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

or

Media Contact
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com